Exhibit 10.3
Personal & Confidential
June 17, 2005
Nasir Cochinwala
2572 Bentley Ridge Drive
San Jose, CA 95138
Re: Offer of Employment
Dear Nasir:
NaviSite, Inc. (“NaviSite”) is pleased to offer you the opportunity to join our company. You are being offered an exempt position as Senior Vice President, Professional Services, reporting to Arthur Becker, CEO. If you decide to join us, your annualized base pay will be $200,000 less applicable withholdings, payable bi-weekly. In addition, you will be eligible for an annualized incentive of $100,000, 25% of which is payable for year-end corporate attainment of FY06 EBITDA goals; 37.5% of which is based upon an FY06 revenue target of $10 million for Oracle Professional Services business, and 37.5% of which is payable for attaining an FY06 direct contribution margin target of 35%. These incentive payments will all be made after determining the full year performance against target. Additional details of your annual incentive plan will be provided separately. Additionally, you will receive 1.5% of monthly Oracle Professional services revenue, payable monthly, through January 31, 2006. You will be located at our Zankor Road office in San Jose, NaviSite, Inc. may change your position, compensation, duties and work location from time to time, as it deems appropriate. Your offer of employment is contingent upon satisfactory references and background check.
Stock Options Plan:
Subject to the Board’s approval, you will be granted an option to purchase 160,000 shares of NaviSite common stock in accordance with NaviSite’s Amended and Restated Stock Incentive Plan, as amended, with the purchase price for such shares being set at the market price on the date of issuance by the Board. The vesting schedule will be set forth in the stock option agreement. The option will be governed by and subject to the terms, conditions and termination provisions of NaviSite’s standard form of stock option agreement (which you will be required to sign in connection with the issuance of your option).
Benefits:
As an employee, you will also be eligible to receive certain employee benefits including medical, dental, 401 (k) Plan, employee assistance program, life insurance and accidental death and dismemberment on your date of hire. The Company reserves the right to revise or discontinue any or all of its benefit plans, at any time, in the Company’s sole discretion.
Introductory Period:
The first 90 calendar days of your employment is considered a “getting acquainted” or “introductory” period. The purpose of this period is to allow your manager and you to assess whether further employment is desirable. Introductory periods may be extended by NaviSite.
Paid Time Off:
In order to allow employees the greatest possible control of their time, NaviSite has a combined program of paid time off as detailed in your new hire packet. Each new employee begins to accrue paid time off immediately.
2005 Holidays:
2005 holiday schedule and policy is included in your new hire package.
I-9:
For purposes of federal immigration law, you will be required to provide to NaviSite documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first date of hire with NaviSite, or our employment relationship with you may be terminated.

Arbitration:
In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and NaviSite agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Francisco County California or the state in which you work, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of your or the Company’s trade secrets or proprietary information.
NaviSite Confidential Information:
In consideration of your employment with NaviSite, Inc. you agree that you will not while employed by NaviSite or for a period of twelve (12) months thereafter, except in scope of your employment with NaviSite, directly or indirectly, disclose any confidential information that you may learn or have learned by reason of your association with NaviSite or its affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by Navisite’s management, or otherwise in the public domain, with respect to NaviSite’s, or any of its affiliates’, trade secrets and other intellectual property, confidential reports, client lists, technical information, or financial information concerning NaviSite. You agree that all confidential information is and shall remain the exclusive property of NaviSite. All business records, papers and documents kept or made by you relating to the business of NaviSite (the “Business Records”) shall be and remain the property of NaviSite. Upon termination of your employment with NaviSite or at any other time upon request, you will promptly deliver to NaviSite all Business Records (and all copies of reproductions of such material) in your possession or under your control, whether prepared by you or others, which contain confidential information. You agree that a breach of this provision may result in material and irreparable injury to NaviSite or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, NaviSite shall be entitled to obtain a Court order restraining you from engaging in activities prohibited by this letter agreement or such other relief as may be appropriate. This provision shall specifically survive the termination of this letter, as applicable.
At Will:
If you choose to accept this offer, your employment with NaviSite, Inc. will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. NaviSite will have a similar right and may conclude its employment relationship with you at any time, with or without cause.
Acceptance of Offer:
To indicate your acceptance of this employment agreement, please sign, date in the space provided below and return it to Elaine Ouellette no later than June 24, 2005. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company.
This letter, along with any agreements may not be modified or amended except by a written agreement signed by an authorized officer of the Company. This letter sets forth the terms of your employment with NaviSite, Inc. and supersedes any prior representations or agreements, whether written or oral. If we do not hear from you by June 24, 2005 we will assume you have decided not to join NaviSite, Inc.. NaviSite, Inc. reserves the right to withdraw this offer at anytime prior to receipt of your signed acceptance of the offer.
If you have any questions regarding your new hire paperwork contact Elaine Ouellette at (978) 946-5820.
If you do accept employment with NaviSite, Inc. it is very important that you submit your new hire documentation before your start date in the enclosed envelope. NaviSite, Inc. will need the following plus a photo copy of two forms of ID:
1.	New Hire Check List complete with the documents listed below
2.	Offer letter signed by you
3.	W-4 form
4.	State withholdings (if Applicable)
5.	I-9 form

6.	Employment Application
7.	Kroll Background Check (this must be completed)
8.	Anti Harassment Policy Acknowledgement
9.	Equal Employment Opportunity Form
10.	Direct Deposit (All employees must complete even if you do not want direct deposit, check NO).
11.	Employee Invention & Proprietary Rights
12.	Signed Code of Business Conduct & Ethics
13.	Emergency Contact Information
14.	Handbook Receipt
15.	Non — Competition Agreement
16.	Payroll Deduction Form
17.	Blue Cross / Blue Shield — HMO/PPO/Dental
18.	Unum Insurance Group Life
19.	Unum Group Additional Life (Optional)
20.	401K Beneficiary Form
21.	FSA Enrollment Form
By signing below and thus, accepting the Company’s offer, you represent and acknowledge that you are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding whether or not to join the Company and that the Company makes no representations regarding the future success of the Company.
We look forward to your positive response and welcoming you to the NaviSite Team.
Sincerely,
Elaine S. Ouellette
Vice President, Human Resources
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Nasir Cochinwala	6-21-05	6-27-05

Signature of Nasir Cochinwala	Date	Start Date